Annex A

                                                                March 12, 2000


Special Committee of the Board of Directors
Boise Cascade Office Products Corporation
800 West Bryn Mawr Avenue
Itasca, Illinois 60143-1594


Dear Sirs:

You have asked us to advise you with respect to the fairness to the stockholders of Boise Cascade Office Products Corporation (the "Company"), other than Boise Cascade Corporation (the "Acquiror") and its affiliates, from a financial point of view, of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of March 12, 2000 (the "Merger Agreement"), among the Company, the Acquiror and Boise Acquisition Corporation, a Delaware Corporation, which is a wholly owned subsidiary of the Acquiror (the "Sub"). Upon the terms and subject to the conditions of the Merger Agreement (i) the Acquiror will commence a tender offer (the "Offer") for all issued and outstanding shares of common stock, par value $0.01 per share, of the Company not beneficially owned by the Acquiror or Sub (the "Shares") at a price of $16.50 per share in cash (the "Consideration") and (ii) following consummation of the Offer, Sub will be merged with and into the Company (the "Merger") and each outstanding Share not acquired in the Offer will be converted into the right to receive the Consideration (the Offer and the Merger, together, the "Transaction").

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts, provided to or discussed with us by the Company, and have met with the Company's management to discuss the business and prospects of the Company.

In arriving at our opinion, we have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and we have considered, to the extent publicly available, the premiums paid in certain other going private transactions effected by a controlling stockholder and other transactions which have recently been proposed or effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company in connection with its consideration of the Transaction, does not constitute a recommendation to any stockholder as to whether to tender in the Offer or how such stockholder should vote or act on any matter relating to the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company in the Transaction is fair to such stockholders, other than the Acquiror and its affiliates, from a financial point of view.

Very truly yours,

By: /s/ CREDIT SUISSE FIRST BOSTON CORPORATION




                                EXHIBIT INDEX



EXHIBIT NO.
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6. Opinion of Credit Suisse First Boston dated as of March 12, 2000, included as Annex A to the Schedule 14D-9 mailed to BCOP public shareholders.